Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL ANNOUNCES FISCAL 2005

FOURTH QUARTER AND YEAR END RESULTS

Quarterly Waterjet Sales Up 40%, Annual Waterjet Sales up 30%, Equity Raise Allows for Elimination of Subordinated Debt

KENT, Wash., July 28, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today reported results for its fiscal 2005 fourth quarter and year ended April 30, 2005. On a consolidated basis, FLOW reported quarterly sales of $65.0 million, operating income of $6.3 million, or 9.7% of sales, and a net loss of $4.7 million or $0.20 basic and diluted loss per share, which includes in interest expense, the write off of $6.3 million in debt discount and related loan fees. For comparison purposes, in the fiscal 2004 fourth quarter, the Company reported consolidated sales of $54.4 million, operating income of $1.7 million and a net loss of $3.6 million or $0.23 basic and diluted loss per share. The fiscal 2004 loss included restructuring charges of $1.2 million and tax expense of $1.9 million for the future repatriation of foreign earnings. FLOW paid off all of its subordinated debt, as well as a significant portion of its senior debt, during the fourth fiscal quarter, as a result of strong cash flow from operations and the completion of a $59 million net Private Investment in Public Equity (‘PIPE’) transaction in March 2005.

“We continue to progress against all measures by growing our core waterjet business, and by continuing to increase operating profitability,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “I am very pleased to report 40% revenue growth in the quarter in our core waterjet business. In addition to many positive developments during the quarter, including our PIPE, we are particularly gratified to have recently received a number of awards in recognition of our achievements in providing industry leading “customer” value and restoring our Company to financial health. That others should choose to take a fresh interest in the positive events at our Company, serves as testament to the dedicated and ongoing efforts of everyone at FLOW.”

For the year ended April 30, 2005, FLOW reported record sales of $219.4 million, operating income of $11.5 million and a net loss of $10.8 million or $0.61 basic and diluted loss per share. These 2005 results include $862,000 in restructuring and financial consulting charges, as well as $6.3 million in additional interest expense resulting from the amortization of debt discount and related debt fees associated with the early pay-off of the Company’s subordinated debt. For comparison, in the 12 months ended April 30, 2004 the Company reported consolidated revenues of $177.6 million, an operating loss of $1.9 million, and a net loss of $11.5 million or $0.75 basic and diluted loss per share. Results for fiscal 2004 include restructuring and financial consulting charges of $4.8 million and the tax expense of $1.9 million for the future repatriation of foreign earnings.

Operations Review

FLOW Waterjet: For the fiscal 2005 fourth quarter, the Waterjet operations reported sales of $48.8 million and operating income of $3.8 million, which compares to revenues of $35.0 million and an operating loss of $431,000 in the fiscal 2004 fourth quarter. Waterjet continued to perform well across all reporting geographies, with $5.7 million of the $13.8 million increase attributable to standard systems and spares in North America, where improved unit sales are a result of increased sales and marketing activity. Throughout fiscal 2005, FLOW enhanced the awareness of its waterjet technology through increased marketing and tradeshow efforts, most notably the bi-annual International Manufacturing Technology Show in September, 2004. The Company also increased sales and technical service personnel and added two machine tool distributors in North America during the past 12 months.

Within Waterjet during the fiscal 2005 fourth quarter and the 12 months ended April 30, 2005:

•	For the quarter, total systems sales increased 55% to $35.6 million, with $7 million of the $12.7 million increase from domestic system sales. For the 12-month period, system sales increased 44% or $37.1 million to $122.1 million, on strong domestic and global demand resulting from our increased marketing and sales investments. The Company generated the bulk of the increase, or $25.1 million, through an increase in domestic systems sales. The marketplace continues to increase its recognition of the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies.

•	Waterjet sales in Asia and Europe were $16.1 million and $56.2 million for the quarter and 12 months ended April 30, 2005, respectively. That compares to $10.9 million and $45.1 million in the comparable quarter and 12-month period in fiscal 2004, respectively. In particular, Asia Waterjet sales increased $5.0 million or 24% for the year, driven largely by sales in China, where the Company experienced strong demand for shapecutting and cutting cell systems from a strengthening automotive industry. In addition, FLOW continues to grow sales in Europe as it benefits from more aggressive pricing, improvements in standardized systems, and short lead-time delivery.

•	Consumables parts and service revenues increased 10% during the quarter and 6% during the 12 months, to $13.2 million and $50.8 million, respectively, with most of the increase from domestic sales a result of the increasing number of operating systems, increasing sales of proprietary productivity enhancing kits, as well as increased usage of Flowparts.com for spare parts ordering.

Avure Technologies: For the fiscal 2005 fourth quarter, Avure recorded sales of $16.2 million and operating income of $2.5 million or 15.4% of sales, compared to sales of $19.4 million and operating income of $2.1 million in the year-ago quarter. For the year, Avure sales were $46.4 million with operating income of $2.6 million, compared to sales of $44.7 million with an operating loss of $206,000 over the prior 12 months.

Within Avure during the fiscal 2005 fourth quarter and 12 months ended April 30, 2005:

•	General Press revenue during the fiscal 2005 fourth quarter was $10.0 million, compared to $13.2 million in the prior-year quarter. For the year, General Press revenue increased to $31.3 million from $29.5 million in the prior 12 months. All of this growth was experienced in North America as the result of revenue recognized under two large contracts obtained in fiscal 2004 and manufactured in fiscal 2005. International Press sales for the year ended April 30, 2005 decreased $7.3 million as compared to the prior year. The International Press sales are almost exclusively large contract sales in excess of $2 million per contract and accordingly revenue will vary depending on the number and stage of manufacture of these contracts. The Company continues to benefit from an overall increase in production, even as sales fluctuate due to the 1-4 year sales and production cycle.

•	Avure’s Fresher Under Pressure® food technology revenue increased slightly during the quarter to $6.2 million from $6.1 million in the prior-year quarter. Fresher Under Pressure sales during the year decreased slightly to $15.1 million, compared to $15.3 million over the 12 months in fiscal 2004. The decrease is attributable to the timing of food systems production and the corresponding revenue recognition.

General Press Divestiture

The General Press operations, which consist of the North America Press and International Press segments, while profitable, are not considered core to Flow’s business. In January 2005, the Company, with the assistance of Danske Markets Inc., began to market the General Press operations, with a confidential information memorandum. The Company is continuing to explore the possibility of selling these segments. However, there can be no assurance that the Company will find a suitable buyer at an acceptable price.

Debt Reduction

As a result of continued strong cash flow from operations and the $59 million net proceeds from the PIPE, FLOW paid off its total $49 million in subordinated debt and interest and paid down its senior debt by $13 million. The Company recorded an associated $6.3 million charge to amortize debt discount and expense related loan fees. FLOW recently announced that it has entered into a new three-year $30 million credit agreement with Bank of America N.A. and U.S. Bank N.A. The new agreement replaced the Company’s short-term facility, which was due to expire on August 1, 2005, with the new facility expiring July 08, 2008.

Conference Call

Flow International will host a conference call today at 1:00 p.m. EDT (10:00 a.m. PDT) to discuss the results. A live Webcast of the call may be found in the investor section at www.flowcorp.com.

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting, cleaning, and food safety applications, providing state-of-the-art ultrahigh-pressure (UHP) technology to industries including automotive, aerospace, job shop, surface preparation, food and more. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the December 20, 2004 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands except per share data

	Three months ended April 30,				Year ended April 30,
	2005		2004	% Change	2005		2004	% Change
Sales	$65,044		$54,356	20%	$219,365		$177,609	24%
Cost of sales	38,979		34,463	13%	138,536		112,382	23%

Gross margin	26,065		19,893	31%	80,829		65,227	24%

Operating expenses
Marketing	8,116		8,656	-6%	32,032		28,422	13%
Research and engineering	3,015		1,788	69%	9,692		10,651	-9%
General and administrative	8,634		6,611	31%	26,783		23,261	15%
Financial consulting	—		—	NM	623		1,520	-59%
Restructuring	—		1,162	NM	239		3,256	-93%

Operating expenses	19,765		18,217	8%	69,369		67,110	3%

Operating income (loss)	6,300		1,676	276%	11,460		(1,883)	NM
Interest expense, net	(9,206	)(1)	(3,160)	-191%	(19,838	)(1)	(12,785)	-55%
Other income, net	(1,144)		1,001	-214%	(81)		7,817	-101%

Loss before taxes	(4,050)		(483)	NM	(8,459)		(6,851)	-23%
Income tax provision	(631)		(3,122)	-80%	(2,338)		(5,197)	-55%

Loss before discontinued operations	(4,681)		(3,605)	30%	(10,797)		(12,048)	10%
Discontinued operations, net of tax	—		—	NM	—		526	NM

Net loss	$(4,681)		$(3,605)	30%	$(10,797)		$(11,522)	6%

Loss per share
Basic and diluted before discontinued operations	$(0.20)		$(0.23)	-13%	$(0.61)		$(0.78)	22%
Basic and diluted	$(0.20)		$(0.23)	-13%	$(0.61)		$(0.75)	19%
Weighted average shares outstanding (000):
Basic	23,644		15,586		17,748		15,415
Diluted	23,644		15,586		17,748		15,415

NM  =  not meaningful

(1)	Includes $6.3 million of debt discount and other fees written off in conjunction with the pay-off of the Company’s subordinated debt.

Flow International Corporation

Statement of Operations

Operations Breakdown

(Unaudited)

Dollars in thousands except per share data

	Three Months ended April 30, 2005			Three Months ended April 30, 2004
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$48,830	$16,214	$65,044	$35,002	$19,354	$54,356
Cost of sales	28,028	10,951	38,979	21,570	12,893	34,463

Gross margin	20,802	5,263	26,065	13,432	6,461	19,893
Operating expenses	16,952	2,813	19,765	13,863	4,354	18,217

Operating income (loss)	3,850	2,450	6,300	(431)	2,107	1,676

	Year ended April 30, 2005			Year ended April 30, 2004
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$172,966	$46,399	$219,365	$132,861	$44,748	$177,609
Cost of Sales	107,324	31,212	138,536	83,604	28,778	112,382

Gross margin	65,642	15,187	80,829	49,257	15,970	65,227
Operating expenses	56,726	12,643	69,369	50,934	16,176	67,110

Operating income (loss)	8,916	2,544	11,460	(1,677)	(206)	(1,883)

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended April 30,			Year ended April 30,
	2005	2004	% Change	2005	2004	% Change
Divisional revenue breakdown:
Flow Waterjet Systems
Systems	$35,588	$22,923	55%	$122,129	$85,015	44%
Consumable parts and services	13,242	12,079	10%	50,837	47,846	6%

Total	48,830	35,002	40%	172,966	132,861	30%
Avure Technologies
Fresher Under Pressure	6,191	6,137	1%	15,072	15,297	-1%
General Press	10,023	13,217	-24%	31,327	29,451	6%

Total	16,214	19,354	-16%	46,399	44,748	4%

	$65,044	$54,356	20%	$219,365	$177,609	24%

Geographical revenue breakdown:
United States	$38,745	$28,336	37%	$128,975	$92,799	39%
Rest of Americas	5,568	4,585	21%	19,468	17,751	10%
Europe	13,907	16,143	-14%	45,417	46,557	-2%
Asia	6,824	5,292	29%	25,505	20,502	24%

	$65,044	$54,356	20%	$219,365	$177,609	24%

Depreciation and amortization expense	$1,155	$1,350	-14%	$5,109	$6,167	-17%
Capital spending	$1,001	$854	17%	$1,762	$5,863	70%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	April 30, 2005	April 30, 2004	% Change
Cash, including short-term restricted cash	$13,445	$12,835	5%
Receivables net	42,781	44,860	-5%
Inventories	24,218	26,384	-8%
Total current assets	90,001	90,611	-1%
Total assets	131,334	135,071	-3%

Total debt	$19,147	$86,808	-78%
Total liabilities	90,818	142,263	-36%
Total shareholders equity (deficit)	37,732	(9,552)	NM

NM  =  not meaningful